UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


      KINDER MORGAN OPERATING L.P. "A"                 333-66931-01
      KINDER MORGAN OPERATING L.P. "B"                 333-66931-02
      KINDER MORGAN OPERATING L.P. "C"                 333-66931-03
      KINDER MORGAN OPERATING L.P. "D"                 333-66931-04
KINDER MORGAN NATURAL GAS LIQUIDS CORPORATION          333-66931-05
      KINDER MORGAN CO2, LLC                           333-66931-06
      KINDER MORGAN BULK TERMINALS, INC.               333-66931-07
_____________________________________________     _________________________
   (Exact name of registrants as specified        (Commission File Numbers)
    in their charters)



                                1301 McKinney St.
                                   Suite 3450
                              Houston, Texas 77010
                                 (713) 844-9500
_______________________________________________________________________________
             (Address, including zip cope, and telephone number)


       Guarantee of Debt Securities of Kinder Morgan Energy Partners, L.P.
_______________________________________________________________________________
            (Title of each class of securities covered by this Form)


                                      None
_______________________________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(l)(i) ____            Rule 12h-3(b)(l)(i)   X
                                                                   ____
           Rule 12g-4(a)(l)(ii)____            Rule 12h-3(b)(l)(ii)____
           Rule 12g-4(a)(2)(i) ____            Rule 12h-3(b)(2)(i) ____
           Rule 12g-4(a)(2)(ii)____            Rule 12h-3(b)(2)(ii)____
                                               Rule 15d-6          ____

       Approximate number of holders of record as of the certification or
                               notice date:     None
                                            ____________

     Pursuant to the requirements of the Securities Exchange Act of 1934, each of the undersigned has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                        KINDER MORGAN OPERATING L.P. "A"
                        KINDER MORGAN OPERATING L.P. "B"
                        KINDER MORGAN OPERATING L.P. "C"
                        KINDER MORGAN OPERATING L.P. "D"
                        (Each a Delaware Limited Partnership)
                              By: KINDER MORGAN G.P., Inc.
                                  as General Partner


                                  By: /s/ David G. Dehaemers, Jr.
                                      -----------------------------
                                      David G. Dehaemers, Jr.
                                      Vice President

                        KINDER MORGAN NATURAL GAS LIQUIDS CORPORATION (A Delaware Corporation)


                        By: /s/ David G. Dehaemers, Jr.
                            -----------------------------
                            David G. Dehaemers, Jr.
                            Vice President


                        KINDER MORGAN CO2, LLC
                        (A Delaware Limited Liability Company)
                             By: KINDER MORGAN OPERATING L.P. "A"
                                 as sole Member
                             By: KINDER MORGAN G.P., Inc.
                                 as General Partner


                                 By: /s/ David G. Dehaemers, Jr.
                                     -----------------------------
                                     David G. Dehaemers, Jr.
                                     Vice President


                        KINDER MORGAN BULK TERMINALS, INC.
                        (A Louisiana Corporation)


                        By: /s/ David G. Dehaemers, Jr.
                            -----------------------------
                            David G. Dehaemers, Jr.
                            Vice President

Date:  October 15, 1999

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.